Exhibit EX-99.(a)(1)(D)

IMH FINANCIAL CORPORATION ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

Scottsdale, Arizona (January 14, 2019) – IMH Financial Corporation (the "Company") today announced the preliminary results of its tender offer to purchase up to 477,170 shares of the Company’s Class B Common Stock (“Class B Shares”) and 22,830 shares of the Company’s Class C Common Stock (“Class C Shares”) at a price of $2.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The tender offer expired at 5:00 P.M., Eastern Time, on January 11, 2019.

Based on a preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, the total number of Class B Shares and Class C Shares tendered in the tender offer was 2,016,738 and 101,676 shares, respectively. Because the preliminary information received from the depositary indicates that the tender offer was oversubscribed, it is expected that the number of Class B Shares and Class C Shares that the Company will purchase from each tendering shareholder will be prorated so that the Company purchases a total of 477,170 Class B Shares and 22,830 shares of Class C Shares in the tender offer for an aggregate purchase price of $1.0 million.

The number of Class B Shares and Class C Shares expected to be purchased by the Company, the aggregate purchase price for the shares, and the proration factor are preliminary and subject to final confirmation by the depositary and the proper delivery of shares tendered. The final results of the tender offer, including the final proration factor, will be announced promptly following completion of the confirmation process. Payment for Class B Shares and Class C Shares accepted for purchase by the Company will be made in accordance with the terms of the tender offer promptly following final confirmation of the number of shares tendered and the final proration factor, and taking into account adjustments to avoid purchases of fractional shares. Shares not purchased due to proration will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares pursuant to the terms of the tender offer.

If shareholders have any questions, please call the depositary, Computershare, by telephone, toll free at (800) 546-5141 or contact Denise Garcia, the Company’s Assistant Vice President – Shareholder Services via email: dgarcia@imhfc.com or by telephone at (480) 840-8452.

About IMH Financial Corporation

IMH is a real estate investment and finance company based in the southwestern United States engaged in various and diverse facets of the real estate lending and investment process, including origination, acquisition, underwriting, servicing, enforcement, development, marketing, and disposition.

Exhibit EX-99.(a)(1)(D)

Certain Information Regarding the Tender Offer

The information in this press release describing the Company's tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company's common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company has distributed to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company has filed with the Securities and Exchange Commission from the Securities and Exchange Commission's website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by contacting them by telephone toll free at (800) 761-6521.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements regarding the tender offer, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect the Company’s future results and could cause results to differ materially from those expressed in its forward-looking statements are more fully discussed in its filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.